EXHIBIT 99.1
News
Release
Contact: Robert Copple
972-665-1000
>For Immediate Release...
CINEMARK USA, INC. REPORTS RESULTS FOR SECOND QUARTER 2006
     Plano, TX, August 9, 2006 – Cinemark USA, Inc., one of the leaders in the motion picture exhibition industry, today reported results for the three and six months ended June 30, 2006.
     Cinemark USA, Inc.’s revenues for the three months ended June 30, 2006 increased 16.6% to $295.1 million from $253.0 million for the three months ended June 30, 2005. The increase was primarily related to a 11.3% increase in attendance, a 4.2% increase in average ticket prices and a 2.8% increase in concession revenues per patron. Operating income for the three months ended June 30, 2006 was $46.2 million compared with operating income of $31.9 million for the three months ended June 30, 2005. Earnings before interest, taxes, depreciation, amortization and other non-cash expenditures (“Adjusted EBITDA”) for the three months ended June 30, 2006 increased to $69.0 million from $52.4 million for the three months ended June 30, 2005. The Company’s Adjusted EBITDA margin was 23.4% for the three months ended June 30, 2006. Net income for the three months ended June 30, 2006 was $22.4 million compared to net income of $14.5 million for the three months ended June 30, 2005.
     For the six months ended June 30, 2006, revenues increased 10.3% to $541.1 million from $490.7 million for the six months ended June 30, 2005. The increase was primarily related to a 3.8% increase in attendance, a 5.0% increase in average ticket prices and a 6.3% increase in concession revenues per patron. The Company’s operating income for the six months ended June 30, 2006 was $73.5 million compared with operating income of $61.2 million for the six months ended June 30, 2005. Adjusted EBITDA for the six months ended June 30, 2006 increased to $118.7 million from $101.5 million for the six months ended June 30, 2005. The Company’s Adjusted EBITDA margin was 21.9% for the six months ended June 30, 2006. Net income for the six months ended June 30, 2006 was $36.3 million compared to net income of $26.5 million for the six months ended June 30, 2005.
     Yesterday, the Company announced that it has entered into a definitive purchase agreement under which Cinemark will acquire all of the outstanding stock of Century Theatres, Inc. The equity purchase price is approximately $681 million in addition to the assumption of debt. To finance the acquisition, the Company plans to refinance its current senior facility of $254 million and Century’s senior facility of $360 million with a new $1,120 million senior secured term loan and will issue to Century $150 million of common stock in Cinemark’s parent. The Company will utilize approximately $50 million of its current cash to fund the payment of transaction expenses and the balance of the cash purchase price. The Company also plans to increase its revolver capacity to $150 million with no amount drawn at closing.
     Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the six months ended June 30, 2006, the Company opened 12 new theatres with a total of 126 screens. On June 30, 2006, the Company’s aggregate screen count was 3,401, with screens in the

United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of June 30, 2006, the Company had signed commitments to open 9 new theatres with 106 screens by the end of 2006 and open 11 new theatres with 130 screens subsequent to 2006.
     The following appears in accordance with the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking statements about the Company. Do not unduly rely on forward-looking statements, as they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.
     The Company, headquartered in Plano, TX, has a website at www.cinemark.com where customers can view showtimes and purchase tickets.

Cinemark USA, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Statement of Income data:

Theatre revenues	$295,105	$253,027	$541,094	$490,708

Film rentals and advertising	100,298	88,348	179,246	167,249
Concession supplies	14,807	12,650	26,847	24,395
Facility lease expense	36,623	32,945	72,450	65,836
Other theatre operating expenses	60,296	55,125	116,943	108,587
General and administrative expenses	15,398	12,210	29,444	24,505
Depreciation, amortization and impairment of long-lived assets	20,658	19,667	41,103	38,147
Loss on sale of assets and other	815	150	1,543	838

Total costs and expenses	248,895	221,095	467,576	429,557

Operating Income	46,210	31,932	73,518	61,151
Interest expense (1)	12,529	11,632	25,058	22,899
Other income	(370)	(4)	(863)	(746)

Income before income taxes	34,051	20,304	49,323	38,998
Income taxes	11,691	5,837	13,031	12,478

Net income	$22,360	$14,467	$36,292	$26,520

Other Financial Data :
Adjusted EBITDA (4)	$69,013	$52,424	$118,743	$101,516
Adjusted EBITDA margin	23.4%	20.7%	21.9%	20.7%

Other Operating Data:
Domestic Attendance (patrons)	28,302	26,463	52,941	51,396
International Attendance (patrons)	16,615	13,911	30,484	29,004

Worldwide Attendance (patrons)	44,917	40,374	83,425	80,400

	As of	As of
	June 30,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$139,367	$182,180
Theatre properties and equipment, net	796,610	790,566
Total assets	1,067,997	1,097,740
Long-term debt, including current portion	605,929	620,277
Shareholder’s equity	263,290	251,172

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$22,360	$14,467	$36,292	$26,520
Income taxes	11,691	5,837	13,031	12,478
Interest expense (1)	12,529	11,632	25,058	22,899
Other income	(370)	(4)	(863)	(746)

Operating income	46,210	31,932	73,518	61,151
Add: Depreciation, amortization and impairment of long-lived assets	20,658	19,667	41,103	38,147
Add: Loss on sale of assets and other	815	150	1,543	838
Add: Amortized compensation — stock options (2)	716	—	1,432	—
Add: Deferred lease expenses (3)	614	675	1,147	1,380

Adjusted EBITDA (4)	$69,013	$52,424	$118,743	$101,516

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Non-cash expense included in general and administrative expenses.

(3)	Non-cash expense included in facility lease expense.

(4)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, depreciation, amortization and impairment of long-lived assets, loss on sale of assets and other, stock option compensation expense and changes in deferred lease expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is consistent with the definition of EBITDA in our senior subordinated notes indentures. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000